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                                                        Serono International S.A
                                                        15bis, chemin des Mines
Serono S.A.                                             Case postale 54
1267 Coinsins                                           CH-1211 Geneve 20
                                                        Tel.  +41 22 739 3000
                                                        Fax   +41 22 731 2179
                                                        www.serono.com


March 18,  2005


RE:  SERONO S.A. - REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen,

I am the Senior Executive Vice-President, Human Resources, Legal and Corporate Communication, and the Company Secretary of Serono S.A., a corporation organised under the laws of Switzerland and incorporated in Vaud (the "COMPANY"). You have requested my opinion in such capacity in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT") under the U.S. Securities Act of 1933, as amended, relating to 346,557 Bearer Shares, par value 25 Swiss francs per share (the "BEARER SHARES"), of the Company which may be issued upon exercise of options that have been granted or may be granted pursuant to the Stock Option Plan or the Directors Stock Option Plan, or pursuant to the Company's Employee Share Purchase Plan, Share Match Plan or Directors Share Purchase Plan (together, the "Plans").

I have examined such documents, matters of law and records, as I have deemed necessary for the purposes of this opinion, and based thereon I am of the opinion that the Bearer Shares have been duly authorized and, when issued in accordance with the terms of any of the Plans, will be duly and validly issued, fully paid and non-assessable;

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


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                                                                               2

The foregoing opinions are predicated upon and qualified by the following:

-    I am a Swiss attorney and hold a qualification from the Geneva State;
- I am, in this opinion, opining only on the laws of Switzerland. I express no opinion as to matters governed by other laws than Swiss laws;
- My opinion is based upon and limited to my knowledge of the facts relevant to such opinion and to the laws existing on the date of this letter;
- I disclaim any responsibility to advise you of any changes in such laws or facts that may occur after the date hereof;
- My opinion is limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated;
- This opinion is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon by you for any purpose, or relied upon by or furnished to any person or entity, without my prior written consent.

Yours sincerely


                                                 /s/  Francois NAEF

                                                          Francois NAEF
                                                Senior Executive Vice-President,
                                                   Human Resources, Legal and
                                                   Corporate Communication and
                                                        Company Secretary


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